Exhibit 10.18

Manufacturing Consignment Framework Contract

Considering that Alpine Electronics Inc. (“APN”) and Alpine Electronics (China) Co., Ltd. (“AOCH”) consign the manufacturing of a vehicle navigation instrument map master (the “Master”) which meets APN’s specifications to AutoNavi Software Co., Ltd. (“AutoNavi”), and after the successful manufacturing of the Master, AOCH will purchase from Beijing ADF Navigation Technology Co., Ltd. (“ADF”) vehicle navigation instrument map optical disks (the “Optical Disks”) produced on the basis of the Master for a long period of time, APN, AOCH, ADF and AutoNavi enter into this Manufacturing Consignment Framework Contract (this “Contract”) on August 1, 2005.

Preambles

ADF has consigned the development of navigation instrument map DB (the “DB”) to AutoNavi. It has passed necessary review of the map and obtained the map publishing permit.

ADF will continue to invest capital for the development of the DB, and after the successful development of the DB, the DB will have important commercial and application value in the vehicle navigation instrument market of China. ADF will have the exclusive right to use the DB and to sell the relevant products in the vehicle navigation instrument market.

APN and AOCH consign the manufacturing of the Master which bases on the DB and the content provided by APN and meets APN’s specifications to AutoNavi. In addition, AOCH intends to purchase the Optical Disks from ADF after the successful manufacturing of the Master. ADF has the intent to do so.

APN, ADF and the relevant parties concerned have executed a Non-disclosure Agreement (“NDA”). APN has concluded that the Master can be manufactured based on the DB after conducting necessary technical research and discussions.

NOW THEREFORE, in consideration of the premises stated above, the parties hereto agree as follows through friendly consultations:

Article 1 Parties

1.	APN

Alpine Electronics Inc.

Registered address: 1-1-8 Nishi-Gotanda, Shinagawa-ku, Tokyo 141, Japan

Legal representative: (Title: )

2.	AOCH

Alpine Electronics (China) Co., Ltd.

Registered address: 4/F, B2 China Merchants Tower, 116 Jianguo Road, Chaoyang District, Beijing

Legal representative: (Title: Chairman)

3.	ADF

Beijing ADF Navigation Technology Co., Ltd.

Registered address: 23 Huoju Street, Changping Science and Technology Park, Beijing China

Legal representative: Hou Jun (Title: Chairman)

4.	AutoNavi

AutoNavi Software Co., Ltd.

Registered address: 23 Huoju Street, Changping Garden, Changping Science and Technology Park, Beijing China

Legal representative: Hou Jun (Title: Chairman)

Article 2 Individual Contract

1.	With respect to specific matters relating to the manufacturing consignment, each party hereto shall, through separate consultations, enter into individual contracts on the basis of this Contract, specifying specific manufacturing business.

2.	Each term and condition in this Contract shall apply to all the individual contract executed separately by the parties hereto within the term of this Contract.

Article 3 Consignment

1.	APN and AOCH shall consign the manufacturing of a vehicle navigation instrument map master which meets APN’s specifications by means of format conversion using the DB and the content and device (programmer) provided by APN, namely to consign the manufacturing of the Master to AutoNavi.

2.	Specific requirements on the manufacturing shall be presented by APN and AOCH to AutoNavi based on this Contract and explicitly stated in the individual contracts separately executed by the parties hereto.

Article 4 Manufacturing Support

1.	In order to facilitate the manufacturing, APN and AOCH shall provide necessary specifications, requirements, operating procedures and technologies to AutoNavi and ADF relating to the manufacturing of the Master on the basis of DB.

2.	If AutoNavi or ADF discovers any technical problem in the course of manufacturing, it shall notify APN and AOCH immediately of such problem for the purpose of solving it such problem through consultations. APN and AOCH shall respond promptly and consult with AutoNavi or ADF.

3.	AutoNavi and ADF shall not be held liable for the failure to complete the manufacturing in accordance with this Contract due to technical reasons on the part of APN and AOCH.

Article 5 Delivery

AutoNavi shall deliver the Master to AOCH within the timeframe of delivery specified in the individual contracts.

AutoNavi shall conduct delivery inspection of the matters specified by APN and AOCH and submit an inspection report to AMN or AOCH.

Article 6 Inspection

1.	AOCH shall inspect the Master within three months of the delivery of the Master, and if the Master is proven to be qualified after inspection, AOCH shall issue a written confirmation to AutoNavi and ADF. Besides, the method, man-hour and criteria of inspection shall be determined by APN, AOCH and OEM clients of APN and AOCH.

2.	If the Master is proven to be unqualified after inspection, the parties shall jointly ascertain the reason. The party responsible for the reason shall modify and make the Master perfect or adjust the method of manufacturing as soon as possible.

3.	Neither APN nor AOCH may use the Master to produce the Optical Disks on a mass basis prior to and after the delivery of the Master or in any event. The mass production of the Optical Disks can only be done by ADF.

Article 7 Compensation for Defective Goods

After the Master is proven to be qualified after inspection and prior to the delivery of the Optical Disks or in the market, if the Optical Disks are found to be seriously unqualified for reasons of the delivered Master or attributable to AutoNavi or ADF, AutoNavi and ADF shall, on the basis of consultation with APN and AOCH, modify the problem and conduct necessary customer response for free and swiftly, and compensate the losses suffered by APN and AOCH.

Article 8 Consignment Fee and Payment

The consignment fee shall be included in the unit price of the Optical Disks based on the number of pieces informed by APN and AOCH in principle. However, if any development expenses which are not included in the unit price of the Optical Disks incur, both parties agree that the amount and payment date of such development expenses shall be specified in the individual contract.

Article 9 Ownership of Rights with respect to the Master

If a new intellectual property right or similar right arises in the course of manufacturing of the Master, such intellectual property right or similar right shall belong to the party(ies) creating or inventing such intellectual property right or similar right, provided that the right of AutoNavi or ADF with respect to the DB contained in the Master shall belong to AutoNavi or ADF. Besides, any of the following rights shall belong to APN, AOCH or the third party and shall not be used by AutoNavi and ADF for any purposes other than the manufacturing of the Master or supply to APN and AOCH of goods:

(1) intellectual property rights that APN, AOCH or third parties have owned;

(2) articles borrowed by APN and AOCH to AutoNavi or ADF pursuant to Paragraph 1 of Section 4 and the intellectual property rights attached thereto, including without limitation:

(i)	programmer;

(ii)	BMP;

(iii)	RGB.

Article 10 Infringement on Intellectual Property Rights

AutoNavi and ADF warrants to APN and AOCH that the Master and the Optical Disks delivered by them to AOCH do not infringe the intellectual property rights of third parties.

Article 11 Optical Disks

1.	AOCH shall purchase from ADF the Optical Disks produced on the basis of the Master for a long period of time. The specific matters on the purchase shall be specified in the relevant contract separately executed by AOCH and ADF.

2.	APN and AOCH shall, after the Master is proven to be qualified after inspection, deliver the Master to ADF, present requirements on mass production of the Optical Disks, and provide necessary relevant information.

3.	ADF may consign the manufacturing of the Optical Disks to a third party, provided that ADF shall be liable to AOCH for all quality liabilities that the third party accepting the consignment may bear with respect to the Optical Disks for reasons not attributable to the Master.

Article 12 Confidentiality

1.	Each party hereto shall keep strict confidential such secret technical and business information relating to this Contract or the transaction contemplated by this Contract as may be received from the other parties hereto and shall not use it for any other purposes than the purpose of this Contract.

2.	The provisions of this section shall survive the expiry of this Contract.

Article 13 Liability for Default

If a party hereto fails to perform its obligations hereunder or to perform its obligations as agreed, it must bear the liability for default through specific performance, taking remedial measures or compensating for losses.

Article 14 Non-assignment

No party hereto may assign or transfer its rights and obligations hereunder to a third party without the written consent of the other parties hereto.

Article 15 Term

This Contract shall take effect as of the date of signing and remain valid for three years. However, if any party hereto does not issue a written notice to terminate this Contract six months prior to the expiry of this Contract, the term of this Contract shall be extended for a year automatically, and the same is true for continue.

Article 16 Matters upon Expiry of this Contract

APN and AOCH shall provide after-sale services to the market and the clients even upon expiry of this Contract, which AutoNavi and ADF fully understand and thus undertake that they will continue to provide modification support to APN and AOCH for defective Optical Disks.

Article 17 Termination of the Contract

If any of the following circumstances occurs to any party hereto, the other parties hereto may terminate this Contract by written notice to such party:

(i)	such party is unable to perform this Contract due to bankruptcy or the occurrence of similar events.

(ii)	such party is unable to perform this Contract due to any change in the politics, economy, society or law.

Article 18 Force Majeure

1.	If a party is prevented from performing its obligations hereunder due to earthquake, typhoon, flood, fire, epidemic, war, enactment, amendment or rescission of laws, exercise of public rights or other events which are unforeseeable, insurmountable or unavoidable, such affected party may be exempted from performing its obligations within the period when the force majeure event lasts.

2.	If the force majeure event is not eliminated 30 days upon its occurrence, the parties hereto shall amend or terminate this Contract or take other measures through friendly consultations.

Article 19 Governing Law

This Contract shall be governed by and construed in accordance with the laws of the People’s Republic of China.

Article 20 Dispute Resolution

All disputes arise in connection with this Contract or the performance of this Contract shall be resolved by the parties hereto through friendly consultations. If any dispute cannot be resolved within thirty (30) days after the occurrence of such dispute, the parties shall submit the dispute to China International Economic and Trade Arbitration Commission for arbitration in accordance with its arbitration rules effective at the time of application. The arbitration proceedings shall take place in Beijing. The arbitral award shall be final and binding upon the parties. The arbitration cost (including reorganization fee and attorney’s fee) shall be borne by the losing party, unless otherwise determined by the arbitral award.

Article 21 Amendment, Addition and Supplement

Any amendment, addition and supplement to this Contract shall not become effective until they are made in writing and signed by the parties hereto.

Article 22 Title Retention

If any party hereto does not request the performance by other parties of any provision hereof, such party shall not be deemed to have waived its rights conferred on by such provision or the performance of such provision.

Article 23 Headings

Headings of sections and subsections in this Contract are inserted for convenience and shall not affect the interpretation of this Contract.

Article 24 Language, Counterpart

This Contract is made in Chinese and Japanese in four counterparts respectively, and the two language versions shall have the same legal effect. Each party hereto shall hold a Chinese and a Japanese counterparts.

IN WITNESS WHEREOF, the parties hereto have executed this Contract in Beijing of China as of the date first written above.

APN
Alpine Electronics Inc.	/seal/
/s/
Authorized representative:
Title:

AOCH
Alpine Electronics (China) Co., Ltd.	/sea/
/s/
Authorized representative:
Title: General Manager

ADF
Beijing ADF Navigation Technology Co., Ltd.	/sea/
/s/
Authorized representative:
Title: Vice-chairman

AutoNavi
AutoNavi Software Co., Ltd.	/sea/
/s/ Hou Jun
Authorized representative: Hou Jun
Title: Chairman